Exhibit 4.8

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (the “Agreement”) is made as of June 29, 2006, by and among Home Inns & Hotels Management Inc., a Cayman Islands company (the “Company”), with its registered office at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies; the entities and individuals set forth on Exhibit A hereto (collectively, the “Shareholders”, and each individually, a “Shareholder”); and the entities and individuals set forth on Exhibit B hereto (collectively, the “Investors”, and each individually, an “Investor”).

R E C I T A L S

A. The Shareholders and the Investors and Home Inns & Hotels Management (Hong Kong) Limited (the “Hong Kong Sub”) have entered into an Amended and Restated Shareholders’ Agreement dated as of January 27, 2005 (the “Old Shareholders’ Agreement”).

B. Pursuant to the unanimous board resolutions and the shareholder resolutions of the Hong Kong Sub dated as of June 29, 2006, the Shareholders and Investors have agreed, and the Board of Directors of the Hong Kong Sub has permitted the Shareholders and the Investors, to exchange their respective shares in the Hong Kong Sub for shares of equivalent classes in the Company (the “Share Exchange”).

C. The Company has issued shares to the Shareholders and the Investors pursuant to the board resolutions and the shareholder resolutions of the Company dated as of June 29, 2006 immediately upon the Share Exchange.

D. As of the date of this Agreement, each of the Shareholders owns the respective number of the Company’s Ordinary Shares, the Company’s Series A Preference Shares (“Series A Shares”) and/or the Company’s Series B Preference Shares (“Series B Shares”) as set forth opposite each such Shareholder’s name on Exhibit A, and each of the Investors owns the respective number of the Company’s Series C Preference Shares (“Series C Shares”) as set forth opposite each Investor’s name on Exhibit B.

E. The parties hereto desire to enter into this Agreement to reflect the principal terms of the Old Shareholders’ Agreement regarding the rights and obligations of the parties hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and contained (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Certain Definitions.

For purposes of this Agreement, the following terms have the following meanings:

1.1 “Articles of Association” means the Articles of Association of the Company as the same may be amended from time to time.

1.2 “Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3 “Conversion Shares” means the Ordinary Shares issued or issuable pursuant to conversion of the Preference Shares.

1.4 “Existing Ordinary Shareholders” shall mean each of Nan Peng Shen, Chung Lau, Qi Ji, Min Fan, Jian Sun, Hui Chen, Ri Xin Liang, and Poly Victory Investments Limited (“Poly Victory”).

1.5 “Holder” shall mean any person or entity holding Registrable Securities (including Preference Shares).

1.6 [Intentionally Omitted.]

1.7 “Initiating Holders” shall mean any Holder(s) who in the aggregate hold at least fifty percent (50%) of the outstanding Registrable Securities.

1.8 “IPO” means (i) a public offering by the Company of its Ordinary Shares pursuant to a firm commitment underwritten public offering at a price per Ordinary Share of not less than three (3) times the per-share purchase price of each Series A Share of US$0.232 (as adjusted to reflect share dividends, share splits and similar adjustments made after 28 February, 2003 including without limitation the sub-division of each Series A Shares of HK$1.00 in the capital of the Company into 200 Series A Shares of HK$0.005 pursuant to the resolutions of the shareholders of the Company dated 8 April, 2003) on an internationally recognized stock exchange or (ii) the merger of the Company with and into a company whose shares are listed on an internationally recognized stock exchange, the average closing price of which shares on such exchange over the thirty (30) day period following the effectiveness of such merger being no less than either three (3) times US$0.232 (as adjusted to reflect share dividends, share splits and similar adjustments made after 28 February 2003).

1.9 “Key Shareholders” means the following: AsiaStar IT Fund L.P. (“AsiaStar”), IDG Technology Venture Investments, LP (“IDG”), Poly Victory, Qi Ji, Nan Peng Shen, Chung Lau, Min Fan and Susquehanna China Investment HI (“Susquehanna”).

1.10 “Memorandum” means the Memorandum of Association of the Company as the same may be amended from time to time.

1.11 “Ordinary Shares” means the ordinary shares of the Company of par value US$0.005 per share.

1.12 “Party” means a party to this Agreement.

1.13 “Pro-Rata Share” means, as to each Key Shareholder’s Right of Co-Sale, the percentage determined by dividing (i) the number of shares of Stock held by a Key Shareholder by (ii) the total number of shares of Stock held by all the Key Shareholders and the Seller.

1.14 “Preference Shares” means the Series A Shares, the Series B Shares and the Series C Shares.

1.15 “Public Listing Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Section 9.4 hereof, including, without limitation, all qualification and filing fees, printing expenses, transfer agent fees, escrow, custodian or depositary fees, fees and disbursements of counsel for the Company, the expense of any special audits incident to or required by any such listing (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

1.16 “Registrable Securities” means the Conversion Shares and the Ordinary Shares of the Company issued and outstanding immediately after the Share Exchange (including any Ordinary Shares of the Company issued after the Share Exchange in respect of such Conversion Shares or Ordinary Shares upon any share split, share dividend, recapitalization, or similar event); provided, however, that the Ordinary Shares or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold or are available for sale in a single sale in the opinion of counsel for the Company in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

1.17 The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

1.18 “Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 9.1, 9.2 and 9.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, transfer agent fees, escrow, custodian or depositary fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders.

1.19 “Right of Co-Sale” means the right of co-sale provided to the Key Shareholders in Section 4 of this Agreement.

1.20 “Right of First Refusal” means the right of first refusal provided to the Company and the Key Shareholders in Section 3 of this Agreement.

1.21 “Securities Act” means the U.S. Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

1.22 “Seller” means any Existing Ordinary Shareholder proposing to Transfer Stock.

1.23 “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the securities registered by the Holders and, except as borne by the Company as part of the Registration Expenses, all reasonable fees and disbursements of any such counsel for a Holder not contemplated by the Registration Expenses.

1.24 “Stock” means and includes all Ordinary Shares issued and outstanding at the relevant time plus all Ordinary Shares issuable upon conversion or exchange of any convertible securities, including, without limitation, preference shares and debt securities then outstanding, which are by their own terms then convertible into or exchangeable for Ordinary Shares.

1.25 “subsidiary” shall mean an entity consolidated into the Company’s consolidated financial statement pursuant to the generally accepted accounting principles in the U.S.

1.26 “Transfer” means and includes any sale, transfer or other disposition, whether voluntary or involuntary, except:

(a) any transfers of Stock by a Seller to the Seller’s spouse, siblings, parents, lineal descendants or antecedents or trusts for the benefit of the Seller or the Seller’s spouse, siblings, parents or lineal descendants or antecedents or transfers of Stock by the Seller by devise or descent; provided, that, in all cases, the transferee or other recipient executes a deed of adherence in form and substance satisfactory to the Company and becomes bound thereby in the same manner as the Seller;

(b) by operation of law;

(c) any transfer to the Company pursuant to the terms of this Agreement or such other agreement entered into between the Company and a Shareholder; or

(d) any transfers of Stock or Preference Shares by an Investor to (i) a shareholder, partner, retired partner, member, or beneficiary of such Investor or subsequent transferee, (ii) any immediate family member, trust or beneficiary of the estate of such Investor or subsequent transferee, (iii) any affiliated fund within the same fund management group as such Investor, or (iv) an entity that is controlled by, controls, or is under common control with the Investor.

2. Restrictions on Transfer.

2.1 General. A Seller shall not, without the prior written consent of the holders of a majority of the then outstanding Preference Shares and subject to compliance with this Section 2, sell, assign, transfer, pledge or otherwise encumber or dispose of in any way such Seller’s interest in any number of shares of Stock now or hereafter owned or held by such Seller exceeding thirty percent (30%) of the total number of shares of Stock held by such Seller from time to time, in a transaction or series of transactions.

2.2 Notice of Proposed Transfer. Prior to the Seller Transferring any Stock, the Seller shall deliver to the Company and the Key Shareholders a written notice (the “Transfer Notice”) stating: (i) the Seller’s bona fide intention to sell or otherwise Transfer such shares of Stock (such Stock, the “Offered Stock”); (ii) the name, address and phone number of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the aggregate number of shares of Offered Stock to be Transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for and the material terms and conditions upon which the Seller proposes to Transfer the Offered Stock (the “Offered Price”). The Transfer Notice shall certify that such Seller has received a bona fide offer from the Proposed Transferee(s) or has given a bona fide offer to the Proposed Transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable substantially on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

3. Right of First Refusal.

3.1 Exercise by the Company. The Company has the Right of First Refusal to purchase all or any part of the Offered Stock, if the Company gives written notice of the exercise of such right to the Seller within fifteen (15) days (the “Notice Period”) after the last date on which the Transfer Notice is, pursuant to Section 12.5 hereof, deemed to be effective as to the Company or a Key Shareholder, as the case may be. In the event that the Company elects not to purchase all of the Offered Stock, the remaining shares of Offered Stock may be purchased by the Key Shareholders as set forth in Section 3.2 below. Within five (5) days after expiration of the Notice Period, the Company will give written notice (the “Company’s Expiration Notice”) to the Seller and the Key Shareholders specifying either (A) that all or a part of the Offered Stock was purchased by the Company exercising its Right of First Refusal or (B) that the Company waived its right to purchase the specified number of Offered Stock.

3.2 Exercise by the Key Shareholders. In the event the Company does not purchase all of the Offered Stock, each Key Shareholder (excluding the Seller) shall have a Right of First Refusal to purchase its pro rata share of the remaining Offered Stock. For purposes of this Section 3.2, a Key Shareholder’s pro rata share shall be determined by dividing (i) the number of shares of Stock held by such Key Shareholder, exclusive of the Ordinary Shares issued in connection with any stock option plan that may be implemented by the Company from time to time, by (ii) the total number of shares of Stock held by all the Key Shareholders (excluding the Seller and exclusive of the Ordinary Shares issued in connection with any stock option plan that may be implemented by the Company from time to time). If any Key Shareholder (excluding the Seller) desires to exercise its Right of First Refusal pursuant to this Section 3.2, such Key Shareholder must, within a fifteen (15) day period after the Company’s Expiration Notice, give written notice (the “Shareholder’s Notice Period”) to the Seller and to the Company of such Key Shareholder’s election to purchase the Offered Stock.

3.3 Purchase Price. The purchase price for the Offered Stock to be purchased by the Company or by a Key Shareholder exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 3.4 hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the board of directors of the Company (the “Board of Directors”) in good faith, which determination will be binding upon the Company, each Key Shareholder and the Seller, absent fraud or error.

3.4 Payment. Payment of the purchase price for the Offered Stock purchased by the Company will be made within fifteen (15) days after the end of the Notice Period. Payment of the purchase price for the Offered Stock purchased by the Key Shareholders will be made within fifteen (15) days after the end of the Shareholder’s Notice Period. Payment of the purchase price will be made, at the option of the Company or the Key Shareholder (excluding the Seller), as the case may be, (i) in cash, (ii) by cancellation of all or a portion of any outstanding indebtedness of the Seller to the Company or the Key Shareholders, as the case may be, or (iii) by any combination of the foregoing. The Company or the Key Shareholder may, pursuant to a purchase of the Offered Stock hereunder, request that such Seller Transferring the Offered Stock shall enter into a sale and purchase agreement in customary form which shall contain representations and warranties by such Seller to the effect that such Seller is the legal and beneficial owner of the Offered Stock free from any liens, security interests, third party rights or encumbrances whatsoever.

3.5 Rights as a Shareholder. If the Company or a Key Shareholder exercises its respective Right of First Refusal to purchase all or any part of the Offered Stock, then, upon the date that the notice of such exercise by the Company or Key Shareholder is deemed to be effective as to the Seller pursuant to Section 12.5 hereof (the “Transfer Date”), the Seller will have no further rights as a holder with respect to such shares of the Offered Stock except the right to receive payment for such shares of the Offered Stock from the Company or Key Shareholder in accordance with the terms of this Agreement. The Seller will forthwith cause all certificate(s) evidencing such Offered Stock to be surrendered to the Company for Transfer to the Company or Key Shareholder, as the case may be.

3.6 Seller’s Right To Transfer. If the Company or Key Shareholders have not elected to purchase all or any portion of the Offered Stock, then, with respect to that portion of Offered Stock that will not be purchased by the Company or Key Shareholders pursuant to Section 3 hereof, the Seller may Transfer such portion of the Offered Stock, which the Company and Key Shareholders have not elected to purchase, to any Proposed Transferee named in the Transfer Notice, at the Offered Price or at a higher price; provided that such Transfer shall still be subject to the Right of Co-Sale as defined in Section 4 hereof; provided further that such Transfer (i) is consummated within ninety (90) days after the end of the Notice Period, (ii) is on terms no more favorable to such Proposed Transferee than the terms proposed in the Transfer Notice and (iii) is in accordance with all the terms of this Agreement. If the Offered Stock is not so Transferred during such ninety (90) day period, then the Seller may not Transfer any of such Offered Stock without complying again in full with the provisions of this Agreement.

4. Right of Co-Sale.

4.1 Exercise by the Key Shareholders. To the extent that the Company and the Key Shareholders do not exercise their respective Right of First Refusal with respect to all the Offered Stock pursuant to Section 3 hereof, then each Key Shareholder that notifies Seller in writing within fifteen (15) days after the end of the Shareholder’s Notice Period (the “Co–Sale Period”) shall have the right to participate in such sale of shares on the same terms and conditions as specified in the Transfer Notice subject to the terms of this Section 4. Each Key Shareholder who delivers a notice pursuant to the preceding sentence (a “Selling Key Shareholder”) may sell, pursuant to the Selling Key Shareholder’s Right of Co-Sale, up to that number of shares of Stock held by such Selling Key Shareholder equal to the product obtained by multiplying the number of shares of the remaining Offered Stock by such Selling Key Shareholder’s Pro-Rata Share. The Selling Key Shareholder shall indicate on such notice the number of shares of Stock it then holds that it wishes to sell pursuant to this Section 4 (the “Selling Key Shareholder Shares”). The sale of the Selling Key Shareholder Shares shall occur within twenty-five (25) days from the beginning of the Co–Sale Period (the “Closing”). This Right of Co–Sale shall not apply with respect to Offered Stock sold to the Company or a Key Shareholder pursuant to the Right of First Refusal.

4.2 Consummation of Co-Sale. A Selling Key Shareholder may exercise the Right of Co-Sale by delivering to the Seller at or before the Closing, one or more certificates, properly endorsed for Transfer, representing a number of shares not to exceed the number of shares to which the Selling Key Shareholder is entitled in Section 4.1, representing such Stock to be Transferred by the Seller on behalf of the Selling Key Shareholder. If the Selling Key Shareholder does not hold a certificate in that series, class or type of stock representing the number of securities to be sold by such Selling Key Shareholder pursuant to this Section 4, then the Company shall promptly issue a certificate representing the proper number of shares to be sold pursuant to this Right of Co-Sale. Following the Closing, the Company shall deliver a certificate for the remaining balance of the securities held by the Selling Key Shareholder, if any, to such Selling Key Shareholder. At the Closing, such certificates or other instruments will be Transferred and delivered to the Proposed Transferee as set forth in the Transfer Notice in consummation of the Transfer of the Offered Stock pursuant to the terms and conditions specified in the Transfer Notice, and the Proposed Transferee shall, and the Seller shall procure that the Proposed Transferee will, remit, or will cause to be remitted, to each Selling Key Shareholder against receipt of such certificates and transfer documents at such Closing, that portion of the proceeds of the Transfer to which each Selling Key Shareholder is entitled by reason of each Selling Key Shareholder’s participation in such Transfer pursuant to the Right of Co-Sale.

5. Right of First Offer.

5.1 If at anytime, the Company proposes to issue any Stock, any rights, options or warrants to acquire Stock or any notes, debentures, preferred shares or other securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Ordinary Shares (collectively, “Equity Securities”) (after obtaining any requisite approval required under Section 11.3), the Company shall first offer such Equity Securities to each Shareholder in a written notice (an “Issuance Notice”) setting forth:

(a) a description of the Equity Securities to be issued, including the rights and powers associated therewith;

(b) the number of such Equity Securities to be offered (the “New Securities”); and

(c) the price and terms upon which it proposes to offer the New Securities.

5.2 Each Shareholder who wishes to purchase any New Securities (a “Pre-emptive Shareholder”) shall provide the Company with a written notice (the “Exercise Notice”) specifying the maximum number of New Securities which it irrevocably commits to purchase (the “Pre-emptive Amount”) within thirty (30) days of the receipt by such Pre-emptive Shareholder of the Issuance Notice. For the avoidance of doubt, each Pre-emptive Shareholder may specify in its Exercise Notice a Pre-emptive Amount higher or lower than its Pro-rata Amount. The New Securities shall be allocated among each Pre-emptive Shareholder (with rounding to avoid fractional shares) in proportion to its respective Pro-rata Amount provided that in no event shall an amount greater than such Pre-emptive Shareholder’s Pre-emptive Amount be allocated to such Pre-emptive Shareholder.

5.3 Any excess New Securities (the “Excess New Securities”) not yet allocated after employing the procedures set out in Section 5.2 shall be allocated among all the Pre-emptive Shareholders whose Pre-emptive Amounts have not yet been satisfied in proportion to each such Pre-emptive Shareholder’s respective Excess Pro-rata Amount (with rounding to avoid fractional shares) PROVIDED THAT in no event shall a Pre-emptive Shareholder be required to purchase more New Securities pursuant to this Section 5.3 than as specified in the Exercise Notice of such Pre-emptive Shareholder, and the procedures set out in this Section 5.3 shall be repeatedly employed until the Pre-emptive Amounts of all Pre-emptive Shareholders shall have been satisfied or until the total number of the New Securities have been fully allocated to all the Pre-emptive Shareholders after employing the procedures set out in this Section 5.3, whichever is to occur first.

A Pre-emptive Shareholder’s “Pro-rata Amount” is equal to the product obtainable by multiplying (x) the total number of New Securities, by (y) a fraction, the numerator of which shall be the number of Ordinary Shares Equivalents owned by such Pre-emptive Shareholder on the date of the Issuance Notice and the denominator of which shall be the aggregate number of all Ordinary Shares Equivalents owned by all the Pre-emptive Shareholders on the date of the Issuance Notice.

A Pre-emptive Shareholder’s “Excess Pro-rata Amount” is equal to the product obtainable by multiplying (x) the total number of Excess New Securities, by (y) a fraction, the numerator of which shall be the number of Ordinary Shares Equivalents owned by such Pre-emptive Shareholder on the date of the Issuance Notice and the denominator of which shall be the aggregate number of all Ordinary Shares Equivalents owned by all the Pre-emptive Shareholders on the date of the Issuance Notice whose Pre-emptive Amounts have not yet been satisfied after employing the procedures set out in this Section 5.

5.4 If any Shareholder fails to exercise its right under this Section 5 to purchase its pro rata share of New Securities within thirty (30) days following the receipt by such Shareholder of the Issuance Notice, the unsubscribed New Securities may be offered by the Company within sixty (60) days thereafter to any Person at a price not less, and upon terms no more favourable, than specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the unsubscribed New Securities within such sixty (60) day period or, if such agreement is not consummated within thirty (30) days after the execution thereof, the Company shall not thereafter issue or sell any such unsubscribed New Securities without again first offering such unsubscribed securities in the manner provided in this Section 5.

5.5 Notwithstanding anything stated to the contrary herein, the pre-emptive rights described in this Section 5 shall not apply to:

(a) the issuance of Ordinary Shares in connection with an IPO or pursuant to the conversion of the Preference Shares;

(b) the issuance of options convertible or exercisable into Ordinary Shares pursuant to any Option Plans (as defined below) and the issuance of Ordinary Shares pursuant to the exercise of such options;

(c) the issuance of Equity Securities by the Company as consideration to acquire businesses, shares or other assets which shall have been approved in accordance with Section 11.3;

(d) the issuance of Equity Securities in connection with a share split, scrip dividend, recapitalisation or reorganization of the Company which shall have been approved in accordance with Section 11.3;

(e) the issuance of Equity Securities pursuant to the conversion, exercise or exchange of options, warrants, notes, debentures or preferred shares PROVIDED THAT the initial issuance of such Convertible Securities shall have complied with the terms set out in this Section 5 and have been approved in accordance with or exempted pursuant to Section 11.3; or

(f) the issuance of Ordinary Shares pursuant to the conversion, exercise or exchange of options, warrants, notes, debentures or preferred shares outstanding prior to the date of this Agreement.

6. Refusal to Transfer; Put Right.

6.1 Refusal to Transfer. Subject to Section 6.2 below, any attempt by any Seller to Transfer any Stock in violation of any provision of this Agreement will be void. The Company will not be required (i) to transfer on its books any Stock that has been sold, gifted or otherwise Transferred in violation of this Agreement, or (ii) to treat as owner of such Stock, or to accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such Stock may have been so Transferred.

6.2 Put Right. If a Seller Transfers any Stock in contravention of a Key Shareholder’s Right of Co-Sale under this Agreement (a “Prohibited Transfer”) provided, however, all the Key Shareholders have consented to such Transfer notwithstanding Section 6.1 above by delivery of a joint written notice to the Company to permit and validate such Transfer subject to any conditions set forth in such notice, or if the Proposed Transferee of Offered Stock desires to purchase a class, series or type of stock offered by the Seller but not held by a Key Shareholder or the Proposed Transferee is unwilling to purchase any Stock from a Key Shareholder, such Key Shareholder may, by delivery of written notice to such Seller (a “Put Notice”) within ten (10) days after the later of (i) the Closing as defined in subsection 4.1 above, or (ii) the date on which such Key Shareholder becomes aware of the Prohibited Transfer or the terms thereof, and in addition to such other remedies as may be available at law, require such Seller to purchase from such Key Shareholder, for cash or such other consideration as the Seller received in the Prohibited Transfer or at the Closing, a number of shares of Stock (of the same class or type as Transferred in the Prohibited Transfer or at the Closing if such Key Shareholder then owns Stock of such class or type; otherwise Series A Shares, Series B Shares or Ordinary Shares) having a purchase price equal to the aggregate purchase price that the Key Shareholder would have received in the closing of such Prohibited Transfer if such Key Shareholder had elected to exercise its Right of Co-Sale with respect thereto or in the Closing if the Proposed Transferee had been willing to purchase the Stock of the Key Shareholder. The closing of such sale to the Seller will occur within ten (10) days after the date of such Key Shareholder’s Put Notice to such Seller.

6.3 Multiple Series, Class or Type of Stock. If the Offered Stock consists of more than one series, class or type of Stock, the Seller has the right to Transfer hereunder each such series, class or type; provided that if, as to the Right of Co-Sale, a Selling Key Shareholder does not hold any of such series, class or type, and the Proposed Transferee is not willing, at the Closing, to purchase some other series, class or type of Stock from such Selling Key Shareholder, or is unwilling to purchase any Stock from such Selling Key Shareholder at the Closing, then such Selling Key Shareholder will have the put right set forth in Section 6.2 above.

7. Restrictive Legend and Stop-Transfer Orders.

7.1 Legends. Each Party understands and agrees that the Company will cause the legends set forth below, or legends substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Stock by the Party issued after the date of this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A SHAREHOLDERS AGREEMENT DATED JUNE             , 2006 ENTERED INTO AMONG THE PARTIES THERETO (THE “SHAREHOLDERS AGREEMENT”). A COPY OF SUCH AGREEMENT IS ON FILE AT THE REGISTERED OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON CERTAIN TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180-DAY MARKET STAND-OFF RESTRICTION AS SET FORTH IN THE SHAREHOLDERS AGREEMENT. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE ORDINARY SHARES OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

7.2 Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, each Party agrees that the Company may issue appropriate “stop transfer” certificates or instructions.

7.3 Transfers. No securities shall be Transferred unless (i) such Transfer is made in compliance with applicable securities laws and (ii) prior to such Transfer, the transferee or transferees, who prior to such Transfer are not already parties to this Agreement, sign a deed of adherence to this Agreement in form and substance satisfactory to the Company pursuant to which such transferee(s) agrees to be bound by the terms of this Agreement. The Company shall not be required (a) to transfer on its books any shares that shall have been Transferred in violation of any of the provisions of this Agreement or (b) to treat as the owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so Transferred.

8. Affirmative Covenants.Financial Information.

8.1 (a) So long as a Party, or an entity that is controlled by, controls, or is under common control with the Party, holds two percent (2%) or more of the outstanding capital shares of the Company on an as-converted basis and in the case of the Investor only, so long as it holds at least twenty-five (25%) of the Series C Shares outstanding as at the date hereof, the Company will provide the following reports to each such Party:

(i) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, audited consolidated financial statements of the Company as of the end of such fiscal year prepared in reasonable detail, in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

(ii) As soon as practicable after the end of each month, and in any event no later than twenty (20) days thereafter, financial statements of the Company as of the end of each such month for such month and for the current fiscal year to date, prepared in reasonable detail in accordance with U.S. GAAP, with the exception that no notes need be attached to such statements.

(b) The rights granted pursuant to this Section 8.1 may not be assigned or otherwise conveyed by the Parties or by any subsequent transferee of any such rights without the prior written consent of the Company except for transfers to (i) a shareholder, partner, retired partner, member, or beneficiary of such Party or subsequent transferee, (ii) any immediate family member, trust or beneficiary of the estate of such Party or subsequent transferee, (iii) any affiliated fund within the same fund management group as such Party, or (iv) an entity that is controlled by, controls, or is under common control with the Party.

(c) The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor.

8.2 Reservation of Ordinary Shares. The Company will at all times reserve and keep available out of its authorized but unissued share capital, solely for issuance and delivery upon the conversion of the Preference Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares; and if at any time the number of authorized but unissued share capital shall not be sufficient to effect the conversion of all the then outstanding Preference Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued share capital to such number of Ordinary Shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholders’ approval of any necessary amendment to the Articles..

8.3 Quarterly Board Meetings. The Board of Directors shall hold meetings at least once every three (3) months.

8.4 Director Indemnification. If not already entered into, the Company shall enter into standard indemnification agreements with the members of the Board of Directors in the form attached to this Agreement as Exhibit C.

8.5 Director Expenses. The Company shall reimburse each member of the Board of Directors for his/her expenses incurred directly in relation to such member’s services on the Board of Directors.

8.6 Termination of Covenants. The covenants set forth in Sections 8.1 through 8.5 shall terminate and be of no further force or effect on the earlier of: (i) an IPO, (ii) any consolidation or merger involving the Company which results in the shareholders of the Company immediately prior to such transaction failing to own (in substantially the same percentages) more than 50% of the voting power of the surviving corporation, or (iii) the sale of all or substantially all assets of the Company.

9. Registration Rights.

9.1 Requested Registration.

(a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to all or a part of the Registrable Securities, the aggregate proceeds of which, net of underwriting discounts and selling commissions, equal or exceed US$5,000,000, the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under securities laws of applicable jurisdictions and appropriate compliance with applicable governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company, and to use all best efforts to cause such registration statement to become effective within one hundred twenty (120) days of the initial request by the Initiating Holders;

Provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 9.1:

(1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or other applicable securities laws;

(2) Prior to six (6) months after the effective date of the Company’s first registered public offering of its equity securities;

(3) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a transaction under Rule 145 promulgated under the Securities Act (“Rule 145”) or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; provided, however, that the Company shall not utilize this right more than once in any twenty-four (24) month period;

(4) After the Company has effected two (2) such registrations pursuant to this subparagraph 9.1(a), and such registrations have been declared or ordered effective; or

(5) If the Initiating Holders may dispose of shares of Registrable Securities pursuant to a registration statement on Form F-3 pursuant to a request made under Section 9.3 hereof.

(b) Underwriting. In the event that a registration pursuant to Section 9.1 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 9.1(a)(i). In such event, the right of any Holder to registration pursuant to Section 9.1 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 9.1, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company, but subject to reasonable approval of a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 9.1, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated, among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other person to the nearest 100 shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

9.2 Company Registration.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Rule 145 transaction, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 9.2(a)(i). In such event the right of any Holder to registration pursuant to Section 9.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 9.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in such registration and underwriting. No such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the initial public offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holder at the time of filing the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or other person to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 9.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. Selling Expenses of such withdrawn registration shall be borne by the Company.

(d) Not Demand Registration. Registration pursuant to this Section 9.2 shall not be deemed to be a demand registration as described in Section 9.1 above.

9.3 Registration on Form F-3. If any Holder or Holders request that the Company file a registration statement on Form F-3 (or any successor form to Form F-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would equal or exceed US$500,000, and the Company is a registrant entitled to use Form F-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request; provided, however, that the Company shall not be required to effect more than one registration pursuant to this Section 9.3 in any six (6) month period. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 9.1(b) shall be applicable to each registration initiated under this Section 9.3.

9.4 Public Listing. In the event the Company shall receive from Initiating Holders a written request that the Company effect a listing (other than a request pursuant to Section 9.1 hereof) of the Company and its shares on an internationally recognized stock exchange or over-the-counter market (a “Public Listing”), the Company shall use its best efforts to effect such Public Listing (including, without limitation, appropriate qualification under securities laws of applicable jurisdictions and appropriate compliance with applicable governmental requirements or regulations).

9.5 Expenses. All Registration Expenses incurred in connection with all registrations pursuant to Sections 9.1, 9.2 and 9.3 shall be borne by the Company. All Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered. All Public Listing Expenses shall be borne by the Company.

9.6 Procedures. In the case of each registration, qualification, compliance or Public Listing effected by the Company pursuant to this Section 9, the Company will keep each Holder advised in writing as to the initiation of each such registration, qualification, compliance, and Public Listing and as to the completion thereof. With respect to a registration effected pursuant to Section 9.1, 9.2 or 9.3, the Company will, at its expense:

(a) Prepare and file with the governmental agencies with proper jurisdiction a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the registration statement has been completed;

(b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders and underwriters may reasonably request in order to facilitate the public offering of such securities;

(c) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(d) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(e) Use best efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on a national exchange or an internationally recognized stock exchange or over-the-counter market and each securities exchange on which similar securities issued by the Company are then listed; and

(f) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

9.7 Indemnification.

(a) The Company will indemnify each Holder, each of its officers, directors, trustees and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, compliance or Public Listing has been effected pursuant to this Section 9, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification, compliance or Public Listing, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or any other national, federal or state securities law or any rule or regulation promulgated thereunder applicable to the Company in connection with any such registration, qualification, compliance or Public Listing, and the Company will reimburse each such Holder, each of its officers, trustees and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by any Holder, controlling person or underwriter and stated to be specifically for use therein; provided, however, that with respect to a registration effected pursuant to Section 9.1, 9.2 or 9.3, the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any underwriter or any Holder, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, unless such Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage as a result of the Company’s failure to provide the Final Prospectus pursuant to Section 9.6(b) above.

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance pursuant to Section 9.1, 9.2 or 9.3 is being effected, severally but not jointly indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, trustees and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holders, such directors, officers, trustees, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or in the Final Prospectus, such indemnity agreement shall not inure to the benefit of any underwriter or any Holder, if there is no underwriter, if a copy of the Final Prospectus was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act and provided further, that such indemnity agreement shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the proceeds to such Holder from the sale of Registrable Securities pursuant to such registration statement as contemplated herein, less any applicable underwriting discounts and commissions; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.

(c) Each party entitled to indemnification under this Section 9.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall have the option to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No claim may be settled without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 9.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Subsection 9.7(d) exceed an amount equal to the proceeds to such Holder from the sale of Registrable Securities pursuant to such registration statement as contemplated herein, less any applicable underwriting discounts and commissions, except in the case of willful fraud by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and the Holders under this Section 9.7 shall survive the completion of any offering of Registrable Securities in a registration statement or Public Listing under this Section 9, and otherwise.

9.8 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 9.

9.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of restricted securities to the public without registration, after such time as a public market exists for the Ordinary Shares of the Company in the United States, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”), at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act.

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) So long as the Investor owns any restricted securities, to furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Investor to sell any such securities without registration.

9.10 Transfer of Rights. The rights to cause the Company to effectuate a Public Listing and the rights to cause the Company to register securities granted to the Investors under Sections 9.1, 9.2, 9.3 and 9.4 (the “Registration Rights”) may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Investor provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) the Company is given prompt notice of the transfer, (iii) such assignee or transferee agrees to be bound by the terms of this Agreement, and (iv) such assignee or transferee who acquires at least two hundred thousand (200,000) shares of the Company’s Registrable Securities (as adjusted for any share split, recapitalization or the like), provided, however, upon the consummation of a Public Listing, the Registration Rights shall no longer be assignable to any transferee or assignee unaffiliated with such Investor in connection with any transfer or assignment of Registrable Securities to such transferee or assignee by such Investor.

9.11 Standoff Agreement. Each Holder hereby agrees, in connection with the Company’s initial public offering of its equity securities pursuant to a registration statement filed under the Securities Act or a Public Listing, upon request of the Company or the underwriters managing such initial public offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration or Public Listing as may be requested by the Company or such underwriters; provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements.

9.12 Delay. If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed, or a Public Listing to be effectuated, in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under Section 9.1 or 9.4, as applicable, shall be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of written request from the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twenty-four (24) month period.

9.13 Termination. The rights to cause the Company to register securities granted to Holders under Sections 9.1, 9.2, and 9.3 shall expire on the earlier of (i) such time as such Holder is able to dispose of all its shares in a three (3) month period pursuant to Rule 144, or (ii) five (5) years after the IPO.

10. Board of Directors and Articles of Association.

10.1 Agreement to Vote. For so long as each of AsiaStar, IDG, Nan Peng Shen and Chung Lau continues to hold Series A Shares, Series B Shares, Conversion Shares, or Ordinary Shares, each time the shareholders of the Company meet, or act by written consent in lieu of meeting, for the purpose of electing directors, each of the aforementioned shareholders agrees to vote such shares then held by each such shareholder for the election of the following individuals to the Board of Directors: (i) the two (2) individuals nominated by Nan Peng Shen and Chung Lau, who initially shall be Nan Peng Shen and Jian Zhang Liang; (ii) the two (2) individuals nominated by AsiaStar (the “AsiaStar Directors”), who initially shall include Jerry Sze; (iii) the one (1) individual nominated by IDG (the “IDG Director”), who initially shall be Su Yang Zhang; (iv) two (2) individuals nominated by Poly Victory, who initially shall be, Yunxin Mei and Min Bao; and one (1) individual nominated by the Chief Executive Officer of the Company from time to time, who initially shall be Jian Sun. The AsiaStar Directors and the IDG Directors shall be referred to herein collectively as the “Preference Shares Directors”.

10.2 Alternate Directors. Pursuant to Article 95 of the Articles of Association, each member of the Board of Directors shall be entitled to appoint and remove, from time to time and without the consent of any other member of the Board of Directors, any person to act as his/her alternate on the Board of Directors.

10.3 Observer Rights. As long as Susquehanna owns no less than 50% of the Series C Shares outstanding as at the date hereof (or any Ordinary Shares issued upon conversion thereof), the Company shall invite a representative designated by Susquehanna from time to time to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust with respect to all information so provided.

10.4 Articles of Association. The Company shall abide by all of its obligations under the Memorandum and Articles of Association, as amended to date; provided, however, the Articles of Association shall be consistent with this Agreement as far as practicable and in the event of any conflict between the provisions of this Agreement and the Articles of Association, the terms of this Agreement shall prevail as among the parties hereto so as to regulate the way in which they exercise their rights as shareholders of the Company. The parties hereto further agree that, in case of such conflict, the Articles of Association shall be amended, to the extent permitted by relevant law, to reflect the agreement of the parties hereunder.

10.5 Charter Documents of Major Subsidiaries. The joint venture contract and the articles of association (along with any other charter documents) of each of (Home Inns Hotel Management (Beijing) Limited) (the “Beijing Sub”) and (Home Inns & Hotels Management (Shanghai) Co. Ltd.) (the “Shanghai Sub”) (collectively, the “Charter Documents”) shall share the essence of this Agreement as far as practicable and in the event of any conflict between the provisions of this Agreement and the Charter Documents, the terms of this Agreement shall supercede the terms of the Charter Documents as among the parties hereto so as to regulate the way in which they exercise any power of decision with respect to the affairs of the Beijing Sub or the Shanghai Sub (as the case may be). The parties hereto further agree that, in case of such conflict, the Charter Documents shall be amended, to the extent permitted by relevant law, to reflect the agreement of the parties hereunder.

11. Matters Requiring Special Approval.

11.1 Matters of the Company Requiring the Approval of the Shareholders. Notwithstanding any provisions of this Agreement or of the Articles of Association, the Company undertakes to the Shareholders, and each of the Shareholders undertakes to the other Shareholders, that it shall exercise all its powers in relation to the Company and its Subsidiaries so as to procure that, subject to any applicable law, that no resolution shall be passed or other decision or action taken by or on behalf of the Company, or the Board of Directors, concerning any of the following matters with respect to the Company, the Beijing Sub, the Shanghai Sub or any 75% or more owned subsidiary of the Company (the “Relevant Subsidiary”) without the affirmative vote or consent recorded in writing of the holders of at least eighty percent (80%) of the outstanding voting shares of the Company, and the Company shall procure, as applicable, that no resolution shall be passed or other decision of action taken by or on behalf of the Beijing Sub, the Shanghai Sub or a Relevant Subsidiary concerning any of the following matters without the affirmative vote or consent recorded in writing of the holders of at least eighty percent (80%) of the outstanding voting shares of the Company:

(a) the creation or adoption of any new employee stock option plan;

(b) any consolidation, subdivision, conversion, increase or reduction of the share capital of each of the Company, the Beijing Sub and the Shanghai Sub or the alteration of any rights attaching thereto in any way;

(c) any change to the Memorandum or Articles of Association, the Charter Documents, or the memorandum or articles of association (or other similar charter documents) that would directly or indirectly affect adversely the preferences, rights or privileges of the holders of Preference Shares;

(d) the acquisition of, or the provision of any direct or indirect financial assistance for the purpose of acquiring: (A) in the ordinary course of business and on an arm’s length basis, any (i) securities; or (ii) other entity or assets (in one transaction or a series of related transactions) with a value in excess of US$1,000,000; or (B) otherwise than in the ordinary course of business, any (i) securities; or (ii) other entity or assets (in one transaction or a series of related transactions) with a value in excess of US$400,000; and

(e) the consolidation or merger which results in the shareholders immediately prior to such transaction failing to own (in substantially the same percentages) more than 50% of the voting power of the surviving entity.

11.2 Matters of the Company Requiring the Approval of the Board of Directors. Notwithstanding any provisions of this Agreement or of the Articles of Association, the Company undertakes to the Shareholders that no resolution shall be passed or other decision or action taken by or on behalf of the Company, or the Board of Directors, concerning any of the following matters with respect to the Company without the affirmative vote or consent recorded in writing of at least eighty-one percent (81%) of the members of the Board of Directors and the Company shall procure, as applicable, that no resolution shall be passed or other decision of action taken by or on behalf of the Beijing Sub, the Shanghai Sub or the Relevant Subsidiary concerning any of the following matters with respect to the Beijing Sub, the Shanghai Sub or Relevant Subsidiary, as applicable, without the affirmative vote or consent recorded in writing of at least eighty-one percent (81%) of the members of the Board of Directors:

(a) the entering into of any contract or transaction outside the ordinary course of its business, in excess of US$200,000;

(b) the granting of any guarantee, indemnity or security or the creation of any mortgage, charge or encumbrance in favor of any person other than a Group Company (as defined below);

(c) any significant change to its business to areas materially different from the current products and/ or services offered;

(d) declare, make, or pay any distribution of capital, income, and/or dividends to the security holders of the Company, the Beijing Sub or the Shanghai Sub, as applicable;

(e) repurchase or cancel any capital stock of the Company, the Beijing Sub or the Shanghai Sub;

(f) enter into any material transaction with any member of the Board of Directors, officer, employee, or shareholder of the Company or any company controlled, directly or indirectly, by a member of the Board of Directors, officer, employee or shareholder of the Company not in the ordinary course of business or on terms more favorable than those provided to unrelated third parties under similar circumstances;

(g) the appointment of or change in the auditor of the Company, unless such auditor is a “Big 4” accounting firm; and

(h) the sale, transfer, lease, assignment or other disposal of a material part of its undertaking, property and/or assets with a book value (as reflected in its respective financial statements) in excess of US$400,000 or the entering into of any contract to do so.

11.3 Series C Protective Provisions. For so long as at least 25% of the Series C Shares issued and outstanding as at the date hereof shall remain outstanding, the Company shall not, and the Company shall procure that the Beijing Sub, the Shanghai Sub and the Relevant Subsidiary (each a “Group Company”) shall not, and each of the Shareholders undertakes to the other Shareholders that it shall exercise all its powers in relation to the Company and its Subsidiaries so as to procure that, subject to any applicable law, that a Group Company shall not, without the approval of the holders of at least two-thirds of the Series C Shares then outstanding voting as a separate class, take or permit any action that:

(a) increases or decreases, whether by merger, reclassification or otherwise, the authorized Series C Shares or effect any combination, split, or reclassification of the outstanding Series C Shares into a smaller or larger number of shares or exchange or convert any Series C Shares or require the exchange or conversion of any Series C Shares, except as provided in the Articles;

(b) amends, alters or repeals, whether by merger, reclassification or otherwise, any provision of the Articles that alters or adversely affects the rights, preferences, conversion and other rights, voting powers or privileges of the Series C Shares;

(c) authorizes (whether by merger, reorganization, reclassification or otherwise) or issues any shares of capital stock that rank senior to, or on parity with, the Series C Shares as to dividends, distributions or liquidation preference (“Series C Senior Shares”);

(d) adopts any new stock option or other stock incentive plan or arrangement, increase the number of shares available for grant or issuance under any existing stock option or other stock incentive plan (collectively the “Option Plans”);

(e) redeems, or declares, sets aside or pays a dividend on, the Ordinary Shares or any other class of Preference Shares of the Company, the Beijing Sub or the Shanghai Sub (as the case may be) or repurchases any outstanding securities of the Company, the Beijing Sub or the Shanghai Sub (as the case may be);

(f) increases the authorized number of directors of the Board of Directors of the Company;

(g) effects a voluntary liquidation, dissolution or winding up of a Group Company;

(h) effects any consolidation, reorganization or merger of a Group Company with or into any other corporation or entity;

(i) will result in a sale, license or disposition of all or substantially all of the assets (or of any material portion of the assets) of a Group Company or exclusively licenses all or substantially all of its property or business to a single entity or a group of entities, in any case in a single transaction or a series of transactions;

(j) acquires any entity, business or assets by means of merger, consolidation, recapitalization, purchase of assets or otherwise, involving the issuance of consideration by a Group Company having a fair market value individually or in the aggregate in excess of US$5,000,000; or

(k) effects a change in the primary nature of the Company’s business.

11.4 Notwithstanding anything stated herein to the contrary, the Company is excluded from any obligation contained in this Agreement to the extent that such obligation (the “Excluded Obligation”) would constitute an unlawful fetter on the Company’s statutory powers. For the avoidance of doubt, to the extent any Shareholder is under an obligation under this Agreement to procure (including, without limitation, by exercising its voting rights and powers if necessary) the Company to perform any Excluded Obligation, the fact that the Company itself is excluded from such obligation by virtue of this Section 11.4 shall not exclude such Shareholder from its own obligation.

12. Miscellaneous.

12.1 Term and Termination. This Agreement shall become effective upon the date hereof. The restriction on transfer set forth in Section 2.1 hereof, the covenants set forth in Section 11 hereof, the Right of First Refusal, Right of First Offer and the Right of Co-Sale, and the provisions set forth in Section 10 hereof will terminate upon the earliest to occur of (i) an IPO, (ii) any consolidation or merger involving the Company which results in the shareholders of the Company immediately prior to such transaction failing to own (in substantially the same percentages) more than 50% of the voting power of the surviving corporation, or (iii) the sale of all or substantially all assets of the Company. This Agreement shall terminate in respect of any Shareholder (but shall continue between the other parties to this Agreement (if more than one) but not otherwise) if at any time as a result of a transfer of Ordinary Shares or Preference Shares made in accordance with this Agreement that Shareholder holds no Ordinary Shares and Preference Shares in the capital of the Company but without prejudice to any rights which any party may have against any other party arising prior to such termination.

12.2 Waivers and Amendments. Except as otherwise set forth herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by holders of at least 80%, in aggregate, of each of the Series A Shares, the Series B Shares and the Series C Shares and the Ordinary Shares held by the Parties immediately after the Share Exchange. Upon the effectuation of each such waiver, consent, amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Preference Shares and the Ordinary Shares who have not previously consented thereto in writing.

12.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of State of New York, USA.

12.4 Entire Agreement. This Agreement terminates the Old Shareholders’ Agreement in its entirety and this Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

12.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid or by overnight courier, or otherwise delivered by hand or by messenger, addressed (i) if to an Investor, at the Investor’s address, as shown on Exhibit B hereto, or at such other address as the Investors shall have furnished to the Company in writing, or (ii) if to a Shareholder, at the Shareholder’s address, as shown on Exhibit A hereto, or at such other address as the Shareholders shall have furnished to the Company in writing, or (iii) if to the Company, to its address set forth on the cover page of this Agreement and addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally or by overnight courier, or, if sent by mail, at the earlier of its receipt or five (5) calendar days after the same has been deposited in a regularly maintained receptacle for the deposit of mail, addressed and mailed as aforesaid.

12.6 Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Investor of any breach or default under this Agreement, or any waiver by the Investor of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Investor, shall be cumulative and not alternative.

12.10 Share Splits. All references to the number of shares in this Agreement shall be appropriately adjusted to reflect any share split, share dividend or other change in the Company’s capital which may be made by the Company after the Share Exchange.

12.11 Further Assurances. The Parties and the Company will execute such further assurances and other documents and instruments and do such further acts and other things as may be necessary to implement and carry out the intent of this Agreement.

12.12 Assignment. This Agreement shall be binding on the parties hereto and their respective successors and shall inure to the benefit of each of them and their respective successors and permitted assigns. The benefit of this Agreement may not, except as otherwise herein provided, be assigned or transferred in whole or in part by any Party without the prior consent of the other Parties.

12.13 Interpretation. References in this Agreement to:

(a) words importing the singular include the plural and vice versa;

(b) words importing one gender include all other genders;

(c) Sections and Exhibits are references to sections and exhibits to this Agreement unless otherwise specified;

(d) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(e) any legislation shall include any legislation which amends, consolidates or replaces the same or which has been amended, consolidated or replaced by the same and shall include any subsidiary and subordinate legislation made under the relevant legislation;

(f) “including” or similar expressions are not words of limitation; and

(g) words and expressions defined in the body of this Agreement (including its exhibits) shall have the meanings thereby attributed to them whenever the context requires.

12.14 Confidentiality. The Parties undertake to each other and the Company that they will not at any time hereafter use or divulge or communicate to any person other than to officers or employees of the Company whose province it is to know the same or on the instructions of the Board of Directors any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Company which may come to their knowledge and they shall use their best endeavors to prevent the publication or disclosure of any confidential information concerning such matters by themselves, their respective employees and officers; provided, however, that AsiaStar, IDG and Susquehanna may disclose such information to its respective partners, principals, employees, and legal and financial advisors. The obligations of each of the Parties contained in this Section 12.14 shall continue without limit in point in time but shall cease to apply to any information coming into the public domain otherwise than by breach by any such Party of its said obligations; provided that nothing contained in this Section 12.14 shall prevent any Party from disclosing such information to the extent required in or in connection with legal proceedings arising out of this Agreement or any matter relating to or in connection with the Company. All notes and memoranda (whether in the form of originals, reproductions or electronically stored data) of any trade secrets or confidential information concerning the business of the Company or any of its suppliers, agents, distributors or customers which shall be acquired, received or made by a Party during the continuance of this Agreement shall be the property of the Company and shall be surrendered by the Party to someone duly authorized by the Company in that behalf at the termination of this Agreement or at the request of the Board of Directors at any time during the continuance of this Agreement.

12.15 Susquehanna Rights. Any rights of Susquehanna under this Agreement may, without prejudice to the rights of Susquehanna to exercise any such rights, be exercised by Susquehanna Asia Investment LLLP or any other fund manager of Susquehanna or their nominees (“Susquehanna Manager”), unless Susquehanna has (a) given notice to the other parties that any such rights cannot be exercised by Susquehanna or a Susquehanna Manager; and (b) not given notice to the other parties that such notice which is given under this Section 12.15 has been revoked.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Shareholders Agreement as of the date first written above.

HOME INNS & HOTELS MANAGEMENT INC.

By:	/s/
Name:
Title:

POLY VICTORY INVESTMENTS LIMITED

By:	/s/
Name:
Title:

QI JI

/s/
(Signature)

NAN PENG SHEN

/s/
(Signature)

CHUNG LAU

/s/
(Signature)

MIN FAN

/s/
(Signature)

SUN JIAN

/s/
(Signature)

[SIGNATURE PAGE TO HOME INNS SHAREHOLDERS AGREEMENT]

RI XIN LIANG

/s/
(Signature)

HUI CHEN

/s/
(Signature)

[SIGNATURE PAGE TO HOME INNS SHAREHOLDERS AGREEMENT]

Series A Preference Shareholders:

ASIASTAR IT FUND L.P.

By:	/s/
Name:
Title:

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:	IDG Technology Venture Investments, LLC, its General Partner

/s/
Name:
Title:

Series B Preference Shareholders:

ASIASTAR IT FUND L.P.

By:	/s/
Name:
Title:

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:	IDG Technology Venture Investments, LLC, its General Partner

/s/
Name:
Title:

[SIGNATURE PAGE TO HOME INNS SHAREHOLDERS AGREEMENT]

Series C Preference Shareholders:

SUSQUEHANNA CHINA INVESTMENT HI,
By:	Susquehanna Asia Investment, LLLP, its Authorized agent

/s/
Name:
Title:

BEIHAI CAPITAL LIMITED

By:	/s/
Name:
Title:

KANGAROO INVESTMENTS LLC

By:	/s/
Name:
Title:

FORTUNE HERO LIMITED

By:	/s/
Name:
Title:

SOON YAN SEEN

/s/
(Signature)

HIROKO NISHIKAWA

/s/
(Signature)

[SIGNATURE PAGE TO HOME INNS SHAREHOLDERS AGREEMENT]

EXHIBIT A

SHAREHOLDERS

Name	Address	Ordinary Shares	Series A Shares	Series B Shares
Poly Victory Investments Limited	Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands	13,364,140	Nil	Nil

Nan Peng Shen	Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong	4,718,580	Nil	Nil

Qi Ji	3F, Building 63-64 No. 421, Hong Cao Road Shanghai, China	3,877,100	Nil	Nil

Chung Lau	3F, Building 63-64 No. 421, Hong Cao Road Shanghai, China	3,077,100	Nil	Nil

Min Fan	3F, Building 63-64 No. 421, Hong Cao Road Shanghai, China	1,562,220	Nil	Nil

Hui Chen	No. 158 Old Hu Qing Ping Road No. 65 Hong Kong Villa Shanghai, China	200,000	Nil	Nil

Ri Xin Liang	No. 501, 1st Men, 6th Floor No.12, San Hu Road South, Hai Dian District Beijing, China	400,000	Nil	Nil

Sun Jian	Room 502, #19 Lane 666, Jinxiu Road, Shanghai, China	200,000	Nil	Nil

AsiaStar IT Fund L.P.	44/F Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong with copy to: Sycamore Ventures 1903A, Marine Tower, 1 Pudong Avenue Shanghai 200120, China	Nil	10,775,800	1,511,028

IDG Technology Venture Investments, LP	Room 1105, Aetna Tower No. 107, Zunyi Road Shanghai 200051, China	Nil	6,465,600	906,617

EXHIBIT B

INVESTORS

Name	Address	Series C Shares
Susquehanna China Investment HI	c/o Susquehanna Asia Investment, LLLP 401 City Avenue, Suite 220 Bala Cynwyd, PA 19004-1188 U.S.A. Fax: (610) 747-2014	2,873,940

Kangaroo Investments LLC	200 W. Jackson Chicago, Illinois 60606 U.S.A. Fax: (312) 264 2001	130,633

Beihai Capital Limited	2103 Futian Garden Building A Fu Qiang Road Shenzhen China 518031 Fax: (86-755) 2583-8382	65,317

Fortune Hero Limited	Suite 3001-03 30/F Convention Plaza Office Tower 1 Harbour Road Wanchai, Hong Kong c/o Kenneth Gaw Fax: (852) 2810 1813	65,317

Soon Yan Seen	Flat 2401, Blk A Villa Lotto 18 Broadwood Road Happy Valley, Hong Kong Fax: (852) 2169 3885	65,317

Hiroko Nishikawa	4C Somerset 67 Repulse Bay Road Hong Kong Fax: (852) 2517 6671	65,317

EXHIBIT C

FORM OF INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is entered into as of [            ], 200[__] by and between Home Inns & Hotels Management Inc., a Cayman Islands company (the “Company”) and the undersigned, a director and/or officer of the Company (“Indemnitee”).

RECITALS

1. The Company recognizes that highly competent persons are becoming more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against risks of claims and actions against them arising out of their services to the corporation.

2. The Board of Directors of the Company (the “Board”) has determined that the inability to attract and retain highly competent persons to serve the Company is detrimental to the best interests of the Company and its shareholders and that it is reasonable and necessary for the Company to provide adequate protection to such persons against risks of claims and actions against them arising out of their services to the corporation.

3. The Company is willing to indemnify Indemnitee to the fullest extent permitted by applicable law, and Indemnitee is willing to serve and continue to serve the Company on the condition that he be so indemnified.

AGREEMENT

In consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

A.	DEFINITIONS

The following terms shall have the meanings defined below:

Expenses shall include damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bond, investigations, and any expenses paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding.

Indemnifiable Event means any event or occurrence that takes place either before or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture or other entity, or was a director or officer of an entity that was a predecessor of the Company or another entity at the request of such predecessor entity, or related to anything done or not done by Indemnitee in any such capacity.

Participant means a person who is a party to, or witness or participant (including on appeal) in, a Proceeding.

Proceeding means any threatened, pending, or completed action, suit or proceeding, or any inquiry, hearing or investigation, whether civil, criminal, administrative, investigative or other, in which Indemnitee may be or may have been involved as a party or otherwise by reason of an Indemnifiable Event, including, without limitation, any threatened, pending, or completed action, suit or proceeding by or in the right of the Company.

B.	AGREEMENT TO INDEMNIFY

1. General Agreement. In the event Indemnitee was, is, or becomes a Participant in, or is threatened to be made a Participant in, a Proceeding, the Company shall indemnify the Indemnitee from and against any and all Expenses which Indemnitee incurs or becomes obligated to incur in connection with such Proceeding, to the fullest extent permitted by applicable law.

2. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits in defense of any Proceeding or in defense of any claim, issue or matter in such Proceeding, Indemnitee shall be indemnified against all Expenses incurred in connection with such Proceeding or such claim, issue or matter, as the case may be.

3. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of Expenses, but not for the total amount of Expenses, the Company shall indemnify the Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

4. Exclusions. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification under this Agreement:

(a) to the extent that payment is actually made to Indemnitee under a valid, enforceable and collectible insurance policy;

(b) in connection with a judicial action by or in the right of the Company, in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudicated by final judgment in a court of law to be liable for gross negligence or willful misconduct in the performance of his duty to the Company unless and only to the extent that any court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as such court shall deem proper;

(c) in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company, and not by way of defense, unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding; or (ii) the Proceeding is one to enforce indemnification rights under this Agreement or any applicable law;

(d) for a disgorgement of profits made from the purchase and sale by the Indemnitee of securities pursuant to Section 16(b) of the Exchange Act or similar provisions of any applicable U.S. state statutory law or common law;

(e) brought about by the dishonesty or fraud of the Indemnitee seeking payment hereunder; provided, however, that the Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the Indemnitee establishes that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated;

(f) for any judgment, fine or penalty which the Company is prohibited by applicable law from paying as indemnity; or

(g) arising out of Indemnitee’s breach of an employment agreement with the Company (if any) or any other agreement with the Company or any of its subsidiaries.

5. No Employment Rights. Nothing in this Agreement is intended to create in Indemnitee any right to continued employment with the Company.

6. Contribution. If the indemnification provided in this Agreement is unavailable and may not be paid to Indemnitee for any reason other than those set forth in Section 4, then the Company shall contribute to the amount of Expenses paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and by the Indemnitee on the other hand from the transaction from which such Proceeding arose, and (ii) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events which resulted in such Expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

C.	INDEMNIFICATION PROCESS

1. Notice and Cooperation By Indemnitee. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement, provided that the delay of Indemnitee to give notice hereunder shall not prejudice any of Indemnitee’s rights hereunder, unless such delay results in the Company’s forfeiture of substantive rights or defenses. Notice to the Company shall be given in accordance with Section F.7 below. In addition, Indemnitee shall give the Company such information and cooperation as the Company may reasonably request.

2.	Indemnification Payment.

(a) Advancement of Expenses. Indemnitee may submit a written request to the Company requesting that the Company advance to Indemnitee all Expenses that may be reasonably incurred by Indemnitee in connection with a Proceeding as such Expenses are incurred. The Company shall, within ten business days of receiving such a written request by Indemnitee, advance all requested Expenses to Indemnitee.

(b) Reimbursement of Expenses. To the extent Indemnitee has not requested any advanced payment of Expenses from the Company, Indemnitee shall be entitled to receive reimbursement for the Expenses incurred in connection with a Proceeding from the Company immediately after Indemnitee makes a written request to the Company for reimbursement.

(c) Determination by the Reviewing Party. Notwithstanding anything foregoing to the contrary, in the event the Reviewing Party informs the Company that Indemnitee is not entitled to indemnification in connection with a Proceeding under this Agreement or applicable law, the Company shall be entitled to be reimbursed by Indemnitee for all the Expenses previously advanced or otherwise paid to Indemnitee in connection with such Proceeding; provided, however, that Indemnitee may bring a suit to enforce his indemnification right in accordance with Section C.3 below.

3. Suit to Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within 30 days after making a written demand in accordance with Section C.2 above, Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court of competent jurisdiction seeking a determination by the court or challenging any determination by the Reviewing Party or any aspect of the Agreement. Any determination by the Reviewing Party not challenged by Indemnitee and any judgment entered by the court shall be binding on the Company and Indemnitee.

4. Assumption of Defense. In the event the Company is obligated under this Agreement to advance any Expenses for any Proceeding against Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, upon delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, unless (i) the employment of counsel by Indemnitee has been previously authorized by the Company, (ii) Indemnitee shall have reasonably concluded, based on written advice of counsel, that there may be a conflict of interest of such counsel retained by the Company between the Company and Indemnitee in the conduct of any such defense, or (iii) the Company ceases or terminates the employment of such counsel with respect to the defense of such Proceeding, in any of which events the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company. At all times, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s expense.

5. Defense to Indemnification, Burden of Proof and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement that it is not permissible under this Agreement or applicable law for the Company to indemnify the Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified under this Agreement, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company to have made a determination prior to the commencement of such action by Indemnitee that indemnification is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or the Company that Indemnitee had not met such applicable standard of conduct shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

6. No Settlement Without Consent. The Company shall not settle any Proceeding in any manner that would impose any damage, loss, penalty or limitation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement, provided that Indemnitee may withhold his consent if any proposed settlement imposes any damage, loss, penalty or limitation on Indemnitee.

7. Company Participation. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial action if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action, unless such lack of opportunity does not result in the Company’s forfeiture of substantive rights or defenses.

8. Reviewing Party.

(a) For purposes of this Agreement, the Reviewing Party with respect to each indemnification request of Indemnitee shall by (A) the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, said Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; and, if it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel or member of the Board of Directors shall act reasonably and in good faith in making a determination under the Agreement of the Indemnitee’s entitlement to indemnification. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(b) If the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected as provided in this Section 8(b). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 8(d) of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting under this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 8(b), regardless of the manner in which such Independent Counsel was selected or appointed.

(c) In making a determination with respect to entitlement to indemnification hereunder, the Reviewing Party shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company and any other corporation, partnership, joint venture or other entity of which Indemnitee is or was serving at the written request of the Company as a director, officer, employee, agent or fiduciary, including financial statements, or on information supplied to Indemnitee by the officers and directors of the Company or such other corporation, partnership, joint venture or other entity in the course of their duties, or on the advice of legal counsel for the Company or such other corporation, partnership, joint venture or other entity or on information or records given or reports made to the Company or such other corporation, partnership, joint venture or other entity by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or such other corporation, partnership, joint venture or other entity. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or such other corporation, partnership, joint venture or other entity shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. The provisions of this Section 8(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the

Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(d) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

D.	DIRECTOR AND OFFICER LIABILITY INSURANCE

1. Good Faith Determination. The Company shall from time to time make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses incurred in connection with their services to the Company or to ensure the Company’s performance of its indemnification obligations under this Agreement.

2. Coverage of Indemnitee. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

3. No Obligation. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain any director and officer insurance policy if the Company determines in good faith that such insurance is not reasonably available in the case that (i) premium costs for such insurance are disproportionate to the amount of coverage provided, or (ii) the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

E.	NON-EXCLUSIVITY; FEDERAL PREEMPTION; TERM

1. Non-Exclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s current memorandum and articles of association, applicable law or any written agreement between Indemnitee and the Company (including its subsidiaries and affiliates). The indemnification provided under this Agreement shall continue to be available to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in any such capacity at the time of any Proceeding.

2. Federal Preemption. Notwithstanding the foregoing, both the Company and Indemnitee acknowledge that in certain instances, U.S. federal law or public policy may override applicable law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Such instances include, but are not limited to, the U.S. Securities and Exchange Commission’s prohibition on indemnification for liabilities arising under certain U.S. federal securities laws. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

3. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an officer and/or a director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding by reason of his former or current capacity at the Company, whether or not he is acting or serving in any such capacity at the time any expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer and/or a director of the Company or any other enterprise at the Company’s request.

F.	MISCELLANEOUS

1. Amendment of this Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided in this Agreement, no failure to exercise or any delay in exercising any right or remedy shall constitute a waiver.

2. Subrogation. In the event of payment to Indemnitee by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company to bring suit to enforce such rights.

3. Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party; except that the Company may, without such consent, assign all such rights and obligations to a successor in interest to the Company which assumes all obligations of the Company under this Agreement. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and the Company’s successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company) and assigns, as well as Indemnitee’s spouses, heirs, and personal and legal representatives. As a condition to any purchase, merger, consolidation or other business combination transaction involving the Company, the Company’s successor shall expressly assume the obligations under this Agreement.

4. Severability and Construction. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to a court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. In addition, if any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by applicable law. The parties hereto acknowledge that they each have opportunities to have their respective counsels review this Agreement. Accordingly, this Agreement shall be deemed to be the product of both of the parties hereto, and no ambiguity shall be construed in favor of or against either of the parties hereto.

5. Counterparts. This Agreement may be executed in two counterparts, both of which taken together shall constitute one instrument.

6. Governing Law. This agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, U.S.A., without giving effect to conflicts of law provisions thereof.

7. Notices. All notices, demands, and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

Home Inns

No. 400 Tianyaoqiao Road

Shanghai 200030, People’s Republic of China

Attention: Chief Financial Officer

and to Indemnitee at its last address notified to the Company.

8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

COMPANY Home Inns & Hotels Management Inc.

Name: Title:

INDEMNITEE

Name: